EXHIBIT 99.1


For Immediate Release                          Media Contact:       Hannah Burns
                                                                    212-526-4064
                                               Investor Contact:    Shaun Butler
                                                                    212-526-8381


LEHMAN BROTHERS REPORTS NET INCOME OF $243 MILLION, OR $0.91 PER COMMON SHARE FOR THE FOURTH QUARTER

RESULTS UP SIGNIFICANTLY FROM BOTH FOURTH QUARTER 2001 AND THIRD QUARTER 2002


NEW YORK, December 19, 2002 - Lehman Brothers Holdings Inc. (NYSE: LEH) today reported net income of $243 million, or $0.91 per common share (diluted) for the fourth quarter ended November 30, 2002, compared to $130 million, or $0.46 per common share (diluted) in the fourth quarter of fiscal 2001.

For the full year of fiscal 2002, the Firm reported net income of $1.03 billion, or $3.68 per common share (diluted) compared to $1.26 billion, or $4.38 per common share (diluted) for fiscal 2001.

                            2002 Business Highlights
o        International Financing Review named Lehman Brothers "Bank of the Year
         2002."
o Market share increases globally in M&A and most products within debt and equity origination.
o        Lehman Brothers' U.S. Research ranked #1 overall by Institutional
         Investor: #1 in  Fixed Income Research
         and #2 in Equity Research.
o        Lehman Brothers' Fixed Income Trading ranked #2 by Institutional
         Investor.

The results for the fourth quarter and full year fiscal 2002 reflect the impact of two special items: a net pre-tax gain of $108 million associated with September 11 related costs and insurance settlement proceeds; and a $128 million pre-tax charge related to decisions in the quarter to reconfigure certain global real estate. The net pre-tax effect of these two items is a charge of $20 million, or $0.09 per common share after-tax (diluted). Fiscal 2001 fourth quarter results reflect the adverse effect of the events of September 11, which resulted in the displacement and relocation of the Firm's New York employees located in lower Manhattan, including a special pre-tax charge of $127 million, or $0.27 per common share after-tax (diluted).

Richard S. Fuld, Jr., chairman and chief executive officer, said, "These results highlight the Firm's ability to deliver attractive returns to shareholders across the market cycle. Although the environment has been difficult, the Firm's competitive position has never been stronger. We continue to gain market share by improving our ability to deliver our global platform to our clients. Our strategy is working."

Mr. Fuld noted that the Firm has benefited during the year from a balanced mix of businesses. Net revenues (total revenues less interest expense) for the fourth quarter of fiscal 2002 were $1.54 billion, a 14% increase from $1.35 billion for the third quarter of fiscal 2002 and a 28% increase from $1.20 billion for the same period of fiscal 2001. For the full fiscal year of 2002, revenues were $6.16 billion, a 9% decrease from $6.74 billion in the same period a year ago. A record performance for the second consecutive year in Fixed Income Capital Markets businesses, driven by strong institutional flow as clients repositioned their portfolios into more defensive asset classes, was partially offset by the impact of lackluster equity origination and merger and acquisition volumes.

Nonpersonnel expenses for the fourth quarter of fiscal 2002 were $400 million, compared with $391 million in the prior quarter. Compensation and benefits expenses were $785 million for the fourth quarter of fiscal 2002, compared to $687 million in the third quarter of 2002. Compensation and benefits as a percentage of net revenues remained at 51%. For the full 12 months of 2002, nonpersonnel expenses were $1.52 billion, compared with $1.42 billion in fiscal 2001.

The Firm recognized a net gain of $108 million (pre-tax) during the fiscal 2002 fourth quarter relating to September 11. The net gain reflects the finalization of the Firm's insurance claim, partially offset by costs associated with decisions made during the quarter to dispose of excess space in the New York City area resulting from occupancy actions the Firm took following September 11.

In addition, the Firm recognized a charge of $128 million (pre-tax) associated with decisions to reconfigure certain other global real estate. This charge principally includes the costs associated with its decision to exit its current facilities in London as the Firm readies itself for the relocation of its European headquarters to its new Canary Wharf facility. This relocation provides the Firm with productivity opportunities as it consolidates from several locations into one principle headquarters location, while establishing state-of-the-art technology and communication capabilities with clients and customers.

For the fiscal 2002 fourth quarter, the Firm's pre-tax operating margin was 22%, compared with 10% percent in the fourth quarter of fiscal 2001 and 20% in the previous quarter. Return on common equity was 11.2% for the quarter ended November 30, 2002, compared with 6.3% percent a year ago and 8.9% for the previous quarter of fiscal 2002. For fiscal 2002, the Firm's pre-tax operating margin was 24%, compared with 26% for fiscal 2001. Return on common equity was 11.9% for the year ended November 30, 2002, compared with 15.9% in fiscal 2001. Return on common equity for all periods is calculated after adjusting for a special preferred dividend, where applicable. Before giving effect to the special preferred dividend, return on common equity was 12.2% for fiscal 2002 and 16.5% for fiscal 2001.

As of November 30, 2002, Lehman Brothers' stockholders' equity and trust preferred securities were $9.7 billion and total capital (stockholders' equity, trust preferred, and long-term debt) was approximately $48.4 billion. Book value per common share was $34.38.

Earnings per share calculations for 2002 and 2001 include the impact of a special preferred dividend of $25 million in the first quarter of 2002 and $50 million in the second quarter of 2001 on the Redeemable Voting Preferred Stock which was owned by American Express Company and Nippon Life Insurance Company. American Express and Nippon Life were entitled to receive an annual non-cumulative preferred dividend equal to 50% of the amount by which the Firm's net income for the full fiscal year exceeded $400 million, up to a maximum of $50 million per year. This Redeemable Voting Preferred Stock has been redeemed; the final special preferred dividend was 50% of the amount by which the Firm's net income in the first half of fiscal 2002 exceeded $200 million, up to a maximum of $25 million.

Lehman Brothers (ticker symbol NYSE: LEH), an innovator in global finance, serves the financial needs of corporations, governments and municipalities, institutional clients, and high-net-worth individuals worldwide. Founded in 1850, Lehman Brothers maintains leadership positions in equity and fixed income sales, trading and research, investment banking, private equity, and private client services. The Firm is headquartered in New York, London, and Tokyo and operates in a network of offices around the world. For further information about Lehman Brothers' services, products, and recruitment opportunities, visit our Web site at www.lehman.com.


                         Financial Statements Following

Conference Call

A conference call, to discuss the Firm's financial results and outlook, will be held at 9:30 a.m., EST on Thursday, December 19. Members of the public who would like to access the conference call should dial, from the United States, 800-779-9312 or from outside the U.S., 712-257-3094. The pass code for all callers is LEHMAN. The conference call will also be accessible through the "Shareholders" section of the Firm's Web site under the subcategory "Webcasts." For those unable to listen to the live broadcast, a replay will be available on the Firm's Web site or by dialing 800-756-3031 (domestic) or 402-998-0792 (international). The replay will be available approximately one hour after the event. The conference call replay will remain available until 3:30 p.m., EST on January 10, 2003.


Cautionary Note Regarding Forward-Looking Statements

This press release may contain forward-looking statements. These statements are not historical facts, but instead represent only the Firm's expectations, estimates and projections regarding future events. These statements are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict, which may include market, credit or counterparty, liquidity, legal, and operational risks. The Firm's actual results and financial condition may differ, perhaps materially, from the anticipated results and financial condition in any such forward-looking statements. For more information concerning the risks and other factors that could affect the Firm's future results and financial condition, see "Management's Discussion and Analysis of Financial Condition and Results of Operation" in the Firm's most recent Annual Report to Shareholders and most recent Quarterly Report on Form 10-Q.